SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN TRANSACTIONS
FORM 10 -K
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS

AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 9, 2006

To the Stockholders of Ameristar Casinos, Inc.

Our Annual Meeting of Stockholders will be held at 2:00 p.m. (local time) on Friday, June 9, 2006, at Bellagio, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect two Class B Directors to serve for a three-year term; and

2.	To transact any other business that may properly come before the meeting or any adjournments or postponements.

A proxy statement containing information for stockholders is annexed hereto and a copy of our Annual Report for the year ended December 31, 2005 is enclosed herewith.

Our Board of Directors has fixed the close of business on May 1, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

Craig H. Neilsen
President and Chief Executive Officer

Las Vegas, Nevada
April 28, 2006

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. (“we,” “Ameristar” or the “Company”), a Nevada corporation, for use only at our Annual Meeting of Stockholders to be held on Friday, June 9, 2006, or any adjournments or postponements (the “Annual Meeting”). We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 12, 2006.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “for” the election as Directors of the persons nominated by our Board of Directors.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on May 1, 2006 are entitled to receive notice of and to vote at the Annual Meeting. As of March 31, 2006, we had 56,194,243 shares of Common Stock outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast. You may not cumulate your votes in the election of directors. Under Nevada law, in general, the affirmative vote of a majority of the votes actually cast on any other proposal that may be presented at the Annual Meeting will constitute the approval of the stockholders.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors.

Craig H. Neilsen, our Chairman of the Board, President and Chief Executive Officer, owns 30,958,400 outstanding shares of our Common Stock, which represented approximately 55.1% of our voting power as of March 31, 2006. Mr. Neilsen intends to vote all his shares “for” the election as Directors of the persons nominated by the Board of Directors. Mr. Neilsen’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors.

All share information in this proxy statement has been retroactively adjusted to give effect to our 2-for-1 stock split effective June 20, 2005.

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at seven. Of the seven incumbent Directors, two are Class B Directors whose terms are expiring in 2006 and who our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated each of the incumbent Class B Directors, Leslie Nathanson Juris and Thomas M. Steinbauer, to be elected for a term expiring at the 2009 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2006 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire in 2008, 2006 and 2007, respectively.

Name	Age	Position

Craig H. Neilsen	64	Chairman of the Board, President, Chief Executive Officer and Class C Director
Gordon R. Kanofsky	50	Executive Vice President
Thomas M. Steinbauer	55	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Angela R. Frost	41	Senior Vice President of Operations
Peter C. Walsh	49	Senior Vice President and General Counsel
Larry A. Hodges†*	57	Class A Director
Joseph E. Monaly*	70	Class C Director
Leslie Nathanson Juris†	59	Class B Director
J. William Richardson*†	58	Class C Director
Luther P. Cochrane†	57	Class A Director

*	Member of the Audit Committee.

†	Member of the Compensation Committee.

Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since our inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Pete’s, Inc. (“CPI”), a predecessor and now a subsidiary of the Company. Mr. Neilsen has also been the President and sole director of each of the Company’s other subsidiaries since their inception. Mr. Neilsen has been actively involved in the development and operation of all of our properties for more than 19 years. He also owns a controlling interest in several closely held entities unrelated to our business, most of which are engaged in real estate development and management operations. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company. He was named Gaming CEO of the Year in 2002 by the American Gaming Association and was inducted into the Gaming Hall of Fame in 2005. Mr. Neilsen is a member of the Board of Directors of the American Gaming Association.

Mr. Kanofsky joined the Company in September 1999 and has been Executive Vice President since March 2002 after initially serving as Senior Vice President of Legal Affairs. Mr. Kanofsky oversees the Company’s legal, regulatory compliance, business development and governmental affairs departments. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky serves on the American Gaming Association’s Task Force on Diversity. He is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. Mr. Steinbauer was appointed as Secretary of the Company in June 1998 and as Chief Financial Officer in July 2003. He served as Vice President of Finance and Administration and Secretary of the Company from our inception until 1995. Mr. Steinbauer has 30 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Ms. Frost was promoted to Senior Vice President of Operations of the Company in January 2002 and is responsible for overseeing our operations as well as the operational aspects of our construction projects. Ms. Frost has been with the Company or our predecessor, CPI, in various capacities since 1984. Most recently, she was Vice President of Hotel Operations since joining the corporate office in January 2001. Ms. Frost served as the Senior Vice President and General Manager of The Reserve Hotel & Casino in Henderson, Nevada from 1997 until we sold that property in January 2001, and was the General Manager of our Jackpot properties from 1995 until moving to The Reserve in 1997. Ms. Frost served in various capacities at the Jackpot properties prior to becoming the General Manager.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree from Loyola Marymount University in Los Angeles.

Mr. Hodges became a Director of the Company in March 1994. Since September 2005, he has been a Managing Director of Corporate Revitalization Partners, LLC (“CRP”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West.

Mr. Monaly became a Director of the Company in April 2001. Mr. Monaly retired in 1989 as an audit partner with Arthur Andersen LLP, where he had international responsibility for the firm’s gaming industry practice. He has more than 30 years’ experience in auditing and consulting with gaming companies. He co-authored with leaders of the industry the first authoritative audit and accounting guide for gaming under the auspices of the American Institute of Certified Public Accountants. He has served on various commissions and municipal task forces since his retirement from public accounting. Mr. Monaly is a graduate of the University of Southern California, where he earned a Bachelor of Science degree in Accounting.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 25 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

Mr. Richardson became a Director of the Company in July 2003. He has over 30 years’ experience in the hotel industry. Since February 2004, Mr. Richardson has been Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive finance positions with Interstate Hotels Corporation (a predecessor of IHR), most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance with the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Mr. Cochrane was elected by the Board of Directors as a Director in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2003, he was Chairman and Chief Executive Officer, and later Chairman, of Bovis Lend Lease, a global real estate group providing a full range of construction, development, capital structuring and consulting services. From 1990 to 2003, Mr. Cochrane held various senior executive positions with the construction firms McDevitt Street Bovis and Bovis Lend Lease Americas, including Chairman and Chief Executive Officer of Bovis Lend Lease Americas. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, specializing in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill. Mr. Cochrane is also a director of New Dominion Bank, a commercial bank in Charlotte, North Carolina.

Officers serve at the discretion of the Board of Directors.

Board of Directors and Committees

Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not employed by the Company (referred to as an “Outside Director”) receives an annual Director’s fee of $30,000, paid in quarterly installments, plus $3,500 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairman of the Audit Committee receives an additional annual fee of $10,000, paid quarterly, for service in that capacity. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each Outside Director may elect to be paid all or a portion of his or her Director’s fee in shares of our Common Stock in lieu of cash. None of our current Directors has elected to do so.

The Board has adopted a general policy of granting options to purchase 20,000 shares of Common Stock to each new Outside Director who joins the Board and options to purchase 15,000 shares of Common Stock to each Outside Director on the date of each annual meeting of stockholders so long as the Outside Director has held such position for at least six months. All options granted pursuant to the policy vest on the first anniversary of the grant date. We also reimburse each Outside Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing. The Board held five meetings during 2005.

The Board of Directors has determined that Messrs. Hodges, Monaly, Richardson and Cochrane, and Ms. Nathanson Juris, are “independent,” as that term is defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s listing requirements.

Stockholders may communicate with the Board of Directors or individual Directors by mail addressed to the same at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Since June 2005, the Audit Committee has consisted of Messrs. Monaly, Richardson and Hodges, with Mr. Monaly serving as Chairman of the Committee. Prior to that, Messrs. Monaly, Richardson and W. Bruce Turner, a former Director of the Company, served on the Audit Committee. The Board of Directors has determined that Messrs. Monaly and Richardson are “audit committee financial experts,” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The functions of the Audit Committee include selecting the Company’s independent registered public accounting firm and approving the terms of their engagement, approving the terms of any other services to be rendered by the independent registered public accounting firm, discussing with the independent registered public accounting firm the scope and results of their audit, reviewing our audited financial statements, considering matters pertaining to our accounting policies, reviewing the adequacy of our system of internal control over financial reporting and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held four meetings during 2005.

In 2005, the Compensation Committee consisted of Messrs. Richardson and Hodges and Ms. Nathanson Juris, with Mr. Richardson serving as Chairman of the Committee. Mr. Cochrane was appointed to the Compensation Committee in January 2006. The Board of Directors has adopted a written charter for the Compensation Committee. The functions of the Compensation Committee include reviewing and approving compensation for the Chief Executive Officer and other executive officers, reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company, administering our stock-based incentive compensation plans and selecting participants for our Deferred Compensation Plan. The Compensation Committee held six meetings during 2005.

We have no nominating committee or committee performing similar functions because we believe that a nominating committee would only add an unnecessary extra layer of corporate governance. Nominations of directors are made by the entire Board of Directors, five of the seven of whom are independent as described above. While the listing requirements of The Nasdaq Stock Market generally require nominations to be made by an independent committee or a majority of the independent Directors, we are exempt from this requirement as a “controlled company” by virtue of Mr. Neilsen’s ownership of a majority of our voting power.

The Board of Directors has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Board of Directors will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Board of Directors or the Secretary of the Company at our principal office in Las Vegas. The Board of Directors has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Board of Directors evaluates potential nominees without regard to the source of the recommendation. The Board of Directors identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees.

During 2005, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we expect all Directors to attend annual meetings in the absence of unusual circumstances. All of the members of the Board of Directors other than Ms. Nathanson Juris attended the 2005 Annual Meeting of Stockholders.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an Outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the Chairman of the Compliance Committee. For these additional services, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. The Compliance Committee held four meetings during 2005. Mr. Steinbauer is also a member of the Compliance Committee, but he does not receive any additional compensation for these services.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer/controller and persons performing similar functions. We filed the Code of Ethics as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2006 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the Securities and Exchange Commission, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock, (ii) each Director, (iii) each executive officer and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Craig H. Neilsen	31,378,400	(1)	55.4%
Private Capital Management, L.P.	5,678,165	(2)	10.1%
Gordon R. Kanofsky	109,492	(3)	(4)
Thomas M. Steinbauer	28,736	(5)	(4)
Angela R. Frost	82,848	(6)	(4)
Peter C. Walsh	247,760	(7)	(4)
Larry A. Hodges	98,800	(8)	(4)
Joseph E. Monaly	1,000		(4)
J. William Richardson	27,500	(9)	(4)
Leslie Nathanson Juris	30,000	(9)	(4)
Luther P. Cochrane	0		0
All executive officers and Directors as a group (10 persons)	32,004,536	(10)	55.9%

(1)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109. Includes 420,000 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

(2)	Private Capital Management, L.P. (“PCM”), a registered investment adviser whose mailing address is 8889 Pelican Bay Boulevard, Naples, Florida 34108, has reported shared voting and dispositive power as to these shares. Bruce S. Sherman, the CEO of PCM, and Gregg J. Powers, the President of PCM, have each reported shared voting and dispositive power as to these shares as well. This information is derived from a Schedule 13G, dated February 10, 2006, filed by PCM with the Securities and Exchange Commission.

(3)	Includes 12,000 shares held by a family trust (the “Kanofsky Trust”) of which Mr. Kanofsky is a co-trustee with his wife, with whom he shares voting and investment power. Includes 97,492 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options, which stock options are held by the Kanofsky Trust.

(4)	Represents less than 1% of the outstanding shares of Common Stock.

(5)	Includes 1,000 shares held jointly by Mr. Steinbauer and his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power. Includes 27,736 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

(6)	Includes 82,448 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

(7)	Consists solely of shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options. Options are held by a family trust of which Mr. Walsh is a co-trustee with his wife, with whom he shares voting and investment power.

(8)	Includes 96,000 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

(9)	Consists solely of shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

(10)	Includes 1,028,936 shares that may be acquired within 60 days of March 31, 2006 upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the best of our knowledge, all filings for the year 2005 required to be made by our executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended, were made on a timely basis.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Messrs. Richardson, Hodges and Cochrane and Ms. Nathanson Juris. Mr. Cochrane joined the Compensation Committee after his election to the Board on January 27, 2006. None of the members is or was an employee or officer or a former employee or officer of the Company or our subsidiaries.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee administers our stock incentive plans pursuant to which our employees (including executive officers) may receive stock option and restricted stock grants. The Compensation Committee also determines salaries and other compensation of our executive officers and determines which employees are eligible to participate in our Deferred Compensation Plan. None of the actions or recommendations of the Compensation Committee in 2005 were modified or rejected by the Board of Directors.

General Compensation Philosophy

The Compensation Committee tries to compensate our executive officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for our profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

Compensation for our executive officers in 2005 consisted principally of salary, a cash bonus and the award of stock options. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan and group term life insurance, as well as certain benefit plans available only to highly compensated employees, including a supplemental medical plan and the Deferred Compensation Plan.

In 2004, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”), an independent compensation consulting firm, to review the compensation and benefit arrangements for our executive officers. Based on the recommendation of FWC, the Compensation Committee set each officer’s total target cash compensation (base salary plus target annual bonus described below) at approximately the median of total target cash compensation paid by a peer group of 15 publicly traded gaming companies identified by FWC: Alliance Gaming Corporation; Argosy Gaming Company; Aztar Corporation; Boyd Gaming Corporation; Caesars Entertainment, Inc.; Dover Downs Gaming & Entertainment, Inc.; Harrah’s Entertainment, Inc.; Isle of Capri Casinos, Inc.; Mandalay Resort Group; MGM MIRAGE; Monarch Casino & Resort, Inc.; MTR Gaming Group, Inc.; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; and Station Casinos, Inc. (the “Peer Group”). In 2005, the Compensation Committee did not retain a compensation consulting firm, but asked our management to update the compensation data on the Peer Group for the Committee’s review. Based in part on its review of that information, the Compensation Committee established each officer’s total target compensation for 2005 near the median of total cash compensation paid by the Peer Group. In making its determinations as to base salary for 2005, the Compensation Committee also took into account certain other factors, including the compensation paid to the executive officers in prior years, the responsibilities of each executive officer and the Chief Executive Officer’s subjective assessment of each executive officer’s contributions to the Company during 2005. No specific weight was assigned to any particular factor.

For 2005, each of the executive officers was awarded a cash bonus as set forth in the “Summary Compensation Table” below. The Compensation Committee determined the cash bonuses to be paid to corporate senior management pursuant to the annual bonus program approved in March 2005 and the performance-based bonus plan previously approved by our stockholders for the Chief Executive Officer. The senior management bonus program set forth: (1) a target bonus, expressed as a percentage of base salary, for each member of senior management based on a target level of consolidated earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) expected to be achieved by the Company in 2005; and (2) a formula pursuant to which each executive’s actual bonus would be determined as a percentage (not to exceed 200%) of his or her target bonus based on the actual EBITDA achieved by the Company in 2005 and the executive’s merit performance grade. While the Compensation Committee retained discretion under the senior management bonus program to adjust each executive’s actual bonus upward or downward from the amount determined by applying the formula, the Compensation Committee did not exercise such discretion in 2005.

The Compensation Committee believes it is both appropriate and important that the long-term economic interests of executive officers and key employees be aligned with those of our stockholders. In 2005, the Compensation Committee made annual stock option awards by targeting approximately the median annual “fair-value transfer” of our Peer Group. Using this methodology, in December 2005, the Compensation Committee awarded to eligible employees, including all executive officers, stock options having a total Black-Scholes grant-date value equal to approximately 1% of our market capitalization. The options were allocated among eligible employees based on each employee’s level and base salary. A total of 417,650 options were awarded to the five executive officers, as set forth in the “Option Grants in 2005” table below. All options were granted at the market price of the Common Stock on the date of grant ($22.87), with a term of seven years and annual installment vesting over five years, except for the options granted to our Chief Executive Officer, which were vested in full upon grant as discussed under “Compensation of Chief Executive Officer” below.

We also maintain a Deferred Compensation Plan, a non-qualified plan that allows highly compensated employees selected by the Compensation Committee (or the Chairman of the Committee acting on delegated authority) to defer a portion of their salary and bonus. We match the first 5% of a participant’s salary deferrals and the first 5% of a participant’s bonus deferrals, which matching contributions vest over the employee’s first five years of participation in the plan. There are currently approximately 75 employees who are participants in the Deferred Compensation Plan, including each of the executive officers.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and the four other most highly compensated executive officers of a publicly traded corporation. We were not impacted by Section 162(m) in 2005. The Compensation Committee takes into account the effect of Section 162(m) if the potential compensation payable to any executive officer approaches $1,000,000, and the Compensation Committee has done so in adopting the Performance-Based Bonus Plan for Craig H. Neilsen, which was approved by our stockholders in 2002 (the “Bonus Plan”). The Bonus Plan is a qualifying performance-based plan and, as a result, amounts awarded under the Bonus Plan are not subject to the deductibility limitation of Section 162(m). However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

Compensation of Chief Executive Officer

In December 2004, the Compensation Committee set the Chief Executive Officer’s 2005 annual salary at $850,000, an increase of $100,000 from the amount of his 2004 salary. Consistent with the methodology used for the other executive officers as described above, the Compensation Committee established Mr. Neilsen’s total target cash compensation at approximately the median of total target cash compensation paid to chief executive officers by the Company’s Peer Group. In December 2005, the Compensation Committee increased Mr. Neilsen’s 2006 annual salary to $925,000.

Mr. Neilsen was awarded a cash bonus of $703,568 for 2005. In determining Mr. Neilsen’s 2005 bonus, the Compensation Committee implemented the Bonus Plan previously adopted for him. Under the Bonus Plan, the Compensation Committee established: (1) a target bonus for Mr. Neilsen based on a target level of EBITDA expected to be achieved by the Company in 2005; and (2) a formula pursuant to which Mr. Neilsen’s actual bonus would be determined as a percentage (not to exceed 200%) of his target bonus, based on the actual EBITDA achieved by the Company in 2005. Under the Bonus Plan, the Compensation Committee retains discretion to adjust Mr. Neilsen’s actual bonus downward (but not upward) from the amount determined by applying the formula. The Compensation Committee did not exercise such discretion in 2005.

In December 2005, the Compensation Committee awarded Mr. Neilsen 210,000 stock options pursuant to our annual stock option grant program, based on the approximate median allocation of annual fair-value transfer to chief executive officers by our Peer Group. These options were granted at the market price of our Common Stock on the date of grant with a term of seven years. The options were vested in full upon grant in accordance with the recommendation of FWC in order to avoid the compensation expense that we would otherwise have been required to recognize beginning in 2006 upon the effectiveness of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” For the same reason, and also based on the recommendation of FWC, in 2005 the Compensation Committee accelerated the vesting date of the 210,000 stock options granted to Mr. Neilsen in December 2004 so that they all became vested and exercisable on October 28, 2005.

After reviewing all elements of Mr. Neilsen’s compensation, the Compensation Committee believes that his total compensation package is reasonable and appropriate.

Compensation Committee

J. William Richardson, Chairman
Larry A. Hodges
Leslie Nathanson Juris
Luther P. Cochrane

Summary of Compensation of Named Executive Officers

The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003. The “Named Executive Officers” include the Chief Executive Officer and the other four executive officers of the Company at December 31, 2005.

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation(1)				Awards(4)
				Other	Shares	All
				Annual	Underlying	Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)(2)	($)	($)(3)	(#)	($)(5)

Craig H. Neilsen,	2005	$850,000	$703,568	—	210,000	$87,390
Chairman of the Board,	2004	$930,288	$740,324	—	210,000	$93,133
President and Chief	2003	$1,110,577	$914,060	—	0	$110,734
Executive Officer

Gordon R. Kanofsky,	2005	$448,943	$316,606	—	77,120	$47,044
Executive Vice	2004	$407,404	$342,682	—	83,800	$45,407
President	2003	$382,596	$397,212	—	48,340	$46,793

Thomas M. Steinbauer,	2005	$329,365	$174,133	—	36,060	$34,168
Senior Vice President of	2004	$314,481	$198,222	—	39,600	$33,239
Finance and Chief	2003	$309,410	$219,457	—	49,540	$33,947
Financial Officer

Peter C. Walsh,	2005	$358,731	$223,486	—	46,270	$36,343
Senior Vice President	2004	$325,731	$241,569	—	48,800	$35,261
and General Counsel	2003	$310,846	$261,849	—	26,280	$35,431

Angela R. Frost,	2005	$387,404	$232,798	—	48,200	$36,997
Senior Vice President	2004	$325,000	$251,203	—	51,800	$35,796
of Operations	2003	$313,558	$264,419	—	27,100	$35,636

(1)	Amounts shown include cash compensation earned for the periods reported, whether paid or accrued in such periods.

(2)	Salary includes base salary plus amounts paid in respect of earned but unused vacation time. The 2006 annual salaries of the Named Executive Officers are: Mr. Neilsen — $925,000; Mr. Kanofsky — $475,000; Mr. Steinbauer — $350,000; Mr. Walsh — $380,000; and Ms. Frost — $425,000.

(3)	During 2005, 2004 and 2003, the Named Executive Officers received certain personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by the Company, the aggregate amounts of which for each Named Executive Officer did not exceed $50,000 in any such year.

(4)	The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 2005, 2004 or 2003.

(5)	“All Other Compensation” includes the following amounts:

		Company match	Company match under	Medical and term life
Name	Year	under 401(k) Plan	Deferred Comp. Plan	insurance premiums

Craig H. Neilsen	2005	$4,200	$77,467	$5,723
	2004	$4,100	$83,531	$5,502
	2003	$4,000	$101,232	$5,502

Gordon R. Kanofsky	2005	$4,200	$38,278	$4,566
	2004	$4,100	$37,504	$3,803
	2003	$4,000	$38,990	$3,803

Thomas M. Steinbauer	2005	$4,200	$25,175	$4,993
	2004	$4,100	$25,635	$3,504
	2003	$4,000	$26,443	$3,504

Peter C. Walsh	2005	$4,200	$29,111	$3,032
	2004	$4,100	$28,365	$2,796
	2003	$4,000	$28,635	$2,796

Angela R. Frost	2005	$4,200	$29,664	$3,133
	2004	$4,100	$28,810	$2,886
	2003	$4,000	$28,899	$2,737

Option Grants

The following table sets forth information with respect to grants of stock options to the Named Executive Officers during 2005. All of the stock options described below were non-qualified stock options awarded on December 15, 2005 under our Amended and Restated 1999 Stock Incentive Plan. All of the options vest at the rate of 20% per year on the day immediately preceding each anniversary of the date of grant, with the exception of the options granted to Mr. Neilsen, which vested in full on the date of grant. All of the options expire on the seventh anniversary of the date of grant and have a per-share exercise price equal to the fair market value of our Common Stock on the date of grant. We granted no stock appreciation rights in 2005.

OPTION GRANTS IN 2005

		% of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of
	Underlying	Employees	Exercise		Stock Price Appreciation for
	Options	in Fiscal	Price	Expiration	Option Term(1)
Name	Granted(#)	Year	($/Share)	Date	0%($)	5%($)	10%($)

Craig H. Neilsen	210,000	13.40%	$22.87	12/15/2012	0	$1,955,181	$4,556,404
Gordon R. Kanofsky	77,120	5.14%	$22.87	12/15/2012	0	$718,017	$1,673,285
Thomas M. Steinbauer	36,060	2.40%	$22.87	12/15/2012	0	$335,733	$782,400
Peter C. Walsh	46,270	3.08%	$22.87	12/15/2012	0	$430,792	$1,003,928
Angela R. Frost	48,200	3.21%	$22.87	12/15/2012	0	$448,761	$1,045,803

(1)	These amounts represent the stated assumed rates of appreciation only. The actual value, if any, will depend on the future performance of our Common Stock.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 2005 and unexercised options held as of the end of the year.

AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
	Shares	Value	Options at		In-the-Money Options at
	Acquired on	Realized	Fiscal Year-End(#)		Fiscal Year-End($)(2)
	Exercise(#)	($)(1)	Unexercisable	Exercisable	Unexercisable	Exercisable

Craig H. Neilsen	0	$0	0	420,000	$0	$282,450
Gordon R. Kanofsky	112,000	$2,562,747	195,428	97,492	$761,665	$1,329,056
Thomas M. Steinbauer	0	$0	92,124	27,736	$362,400	$279,657
Peter C. Walsh	40,000	$713,600	246,070	197,760	$1,879,672	$1,980,687
Angela R. Frost	0	$0	151,020	97,918	$788,777	$1,146,188

(1)	The value realized represents the average of the high and low trading prices of our Common Stock on the Nasdaq National Market on the date of exercise less the exercise price of the options.

(2)	The values of unexercised in-the-money options have been determined based on the average of the high and low trading prices of our Common Stock on the Nasdaq National Market on December 30, 2005 ($22.645) less the exercise price of the options.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2005.

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,782,150	$15.96	3,329,498	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	5,782,150	$15.96	3,329,498	(1)

(1)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

Employment Agreements

We have entered into an amended and restated employment agreement with Mr. Kanofsky. The annual term of the employment agreement is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a period of two years after termination of Mr. Kanofsky’s employment, unless Mr. Kanofsky’s employment is terminated within 12 months following a change in control (as defined in the agreement), in which case the term of the covenant not to compete is 12 months. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which we or one of our subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. The agreement provides that in the event Mr. Kanofsky’s employment is terminated by us without cause (as defined in the agreement), or by Mr. Kanofsky for good reason, which includes a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to two times his annual base salary in effect at the time. In the event of a change in control of the Company (as defined), we must pay to Mr. Kanofsky an amount equal to two times his annual base salary in effect at the time of the change in control whether or not his employment is terminated. In addition, in the event that, within 12 months following a change in control, Mr. Kanofsky’s employment is terminated by the Company without cause or by Mr. Kanofsky for good reason, he would be entitled to a severance payment in an amount equal to the greater of his annual base salary in effect at the time of his termination or his annual base salary at the time of the change in control.

We entered into a three-year employment agreement with Mr. Steinbauer commencing November 15, 1993, which is subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months’ prior written notice. The employment agreement, as subsequently amended in October 2001 and August 2002, includes a covenant not to compete for a term of one year after termination of his employment. This covenant applies only to competitive activities within a 90-mile radius of the operations of the Company. In the event that Mr. Steinbauer’s employment is terminated by us without cause (as defined in the agreement), or by Mr. Steinbauer, he will be entitled to: (1) a severance payment of $275,000; (2) an extension of the exercisability of all of his vested stock options until the later of one year following the termination of his employment or 90 days after the cessation of any qualifying relationship with us under our stock option plans; and (3) continuation of his Company-paid primary and supplemental medical coverage for 18 months following his termination of employment.

We have entered into employment agreements with each of Mr. Walsh and Ms. Frost, each of which has a one-year term that is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreements include a covenant not to compete for a period of 12 months after termination of the executive’s employment. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which we or one of our subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. Each agreement provides that in the event the executive’s employment is terminated by us without cause (as defined in the agreement), or by the executive for good reason, which includes a reduction in his or her duties or compensation, the executive would be entitled to a severance payment in an amount equal to his or her annual base salary in effect at the time. In the event of a change in control of the Company (as defined), we must pay to the executive an amount equal to his or her annual base salary in effect at the time of the change in control whether or not his or her employment is terminated. In addition, in the event that, within 12 months following a change in control, the executive’s employment is terminated by the Company without cause or by the executive for good reason, he or she would be entitled to a severance payment in an amount equal to the greater of his or her annual base salary in effect at the time of his or her termination or his or her annual base salary at the time of the change in control.

We have entered into an indemnification agreement with each of our Directors and executive officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy maintained by us. These indemnification agreements are separate and independent of indemnification rights under our Bylaws and are irrevocable.

PERFORMANCE GRAPH

The following graph presents a comparison of the performance of our Common Stock with that of the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Gambling Index as of the last trading day of each year from 2000 through 2005.

	Value of $100 Investment(1)
	12/00	12/01	12/02	12/03	12/04	12/05
Ameristar Casinos, Inc. Common Stock	$100	$488.78	$275.12	$477.46	$853.99	$910.75
S&P 500 Stock Index	100	88.12	68.64	88.33	97.94	102.75
Dow Jones U.S. Gambling Index(2)	100	110.20	121.27	187.53	249.58	253.18

(1)	The graph assumes $100 invested in our Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Gambling Index on December 31, 2000. The comparison assumes that all dividends are reinvested.

(2)	The Dow Jones U.S. Gambling Index is a published stock price index of certain United States gaming companies weighted on a market capitalization basis.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2005 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee

Joseph E. Monaly, Chairman
J. William Richardson
Larry A. Hodges

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2005 was Ernst & Young LLP, which firm the Audit Committee has selected to serve in such capacity during 2006. A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

On April 11, 2005, we dismissed our former independent registered public accounting firm, Deloitte & Touche LLP, and engaged the services of Ernst & Young as our new independent registered public accounting firm. The Audit Committee approved the decision to dismiss Deloitte & Touche and to engage Ernst & Young.

The reports of Deloitte & Touche on our financial statements for the fiscal years ended December 31, 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, there were no disagreements between Deloitte & Touche and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter thereof in its report on our financial statements for those periods.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

At our request, on April 14, 2005, Deloitte & Touche furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made in the four immediately preceding paragraphs (except for the second sentence of the first such paragraph, as to which Deloitte & Touche has no basis to agree or disagree). A copy of such letter is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2005.

During the fiscal years ended December 31, 2003 and 2004 and for the period January 1, 2005 through April 11, 2005, we did not consult with Ernst & Young regarding the matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

In addition to performing the audit of our consolidated financial statements, Ernst & Young and Deloitte & Touche provided various other services to the Company and our subsidiaries during 2005 and 2004, respectively.

The aggregate fees billed by Ernst & Young and Deloitte & Touche for 2005 and 2004, respectively, for each of the following categories of services are set forth below:

	2005		2004

Audit Fees	$825,500		$876,011
Audit-Related Fees	$21,975	(1)	$264,134	(3)
Tax Fees	$742,225	(2)	$386,663	(4)
All Other Fees	$0		$0

Total	$1,589,700		$1,526,808

(1)	Includes fees paid in connection with an employee benefit plan audit.

(2)	Includes fees paid in connection with: (i) the preparation of tax returns; (ii) technical tax research and consultation; (iii) tax planning; (iv) tax advice; (v) analysis of prior year tax returns; and (vi) assistance with tax audits and appeals.

(3)	Includes fees paid in connection with: (i) a Sarbanes-Oxley Act Section 404 readiness project; (ii) an employee benefit plan audit; (iii) regulatory compliance audits; and (iv) consents and other services related to a Securities and Exchange Commission filing.

(4)	Includes fees paid in connection with: (i) the preparation of tax returns and claims for refunds; (ii) technical tax research and consultation; (iii) tax planning; (iv) tax advice; and (v) assistance with tax audits and appeals.

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

CERTAIN TRANSACTIONS

Craig H. Neilsen employs an around-the-clock staff at his residence who perform, among other things, various administrative and clerical services for Mr. Neilsen relating to Company business matters (such as placing and answering phone calls, reading, drafting and organizing letters, memos and other documents, filing materials, assisting with business meetings conducted by Mr. Neilsen, including arranging meals, making photocopies and providing other support services). If these services were not performed by Mr. Neilsen’s personal staff, the Company would need to hire dedicated executive assistants to provide such administrative support to Mr. Neilsen and the Company. Accordingly, in 2005, the Audit Committee authorized the Company to reimburse Mr. Neilsen for his actual out-of-pocket cost for these business-related services, up to a maximum amount that was established by the Audit Committee based on the cost the Company would incur if we were required to hire executive assistants to perform these administrative services for Mr. Neilsen. In 2005, the Company reimbursed Mr. Neilsen $356,375 for such expenses incurred by Mr. Neilsen in 2005. The Audit Committee has authorized continuation of this reimbursement in 2006 at the same maximum level as in 2005.

The Craig H. Neilsen Foundation (the “Foundation”) is a private charitable foundation established by Mr. Neilsen primarily to fund medical research. Our Director of Charitable Giving and Community Relations devotes approximately one-half of her time to the business of the Foundation, and certain other Company employees provide services to the Foundation on an incidental basis. Tax counsel has advised us that the “self-dealing” provisions of the Internal Revenue Code applicable to private foundations would not permit either the Foundation or Mr. Neilsen to reimburse us for the portion of our employees’ salaries and benefits attributable to services rendered by them to the Foundation. We believe that we realize certain intangible benefits from our association with the charitable work of the Foundation. Accordingly, the Audit Committee has waived the Company’s policy requiring the Foundation to reimburse us for services provided by our employees to the Foundation.

Ray Neilsen, our Vice President of Operations and Special Projects, is the son of Craig H. Neilsen. Ray Neilsen has held various other positions with us for the past 14 years. Ray Neilsen received salary and bonus compensation of $392,551 in 2005, as well as perquisites and other employee benefits.

FORM 10-K

We will furnish without charge to each stockholder, upon written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, Attention: Corporate Controller, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. We will provide a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005 upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. Such request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2007 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by us not later than January 12, 2007. In the event that any stockholder proposal is presented at the 2007 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by March 26, 2007.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our Annual Report to Stockholders for the year ended December 31, 2005 accompanies this proxy statement, but it is not to be considered a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Craig H. Neilsen
President and Chief Executive Officer

Las Vegas, Nevada
April 28, 2006

REVOCABLE PROXY
AMERISTAR CASINOS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 9, 2006
The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Craig H. Neilsen, Gordon R. Kanofsky and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Bellagio, 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109, at 2:00 p.m. (local time) on Friday, June 9, 2006, and any and all adjournments or postponements thereof (the “Meeting”), with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS	☐	AUTHORITY GIVEN to vote for the nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees
(Instructions: To withhold authority to vote for all nominees, check the “WITHHOLD AUTHORITY” box above. To withhold authority to vote for an individual nominee, strike a line through that nominee’s name below.)
Class B Directors: Leslie Nathanson Juris            Thomas M. Steinbauer

2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.
IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
I DO ☐ DO NOT ☐ EXPECT TO ATTEND THE MEETING.
Number of Persons:

Dated:	, 2006

(Please Print Name)

(Signature of Stockholder)

(Please Print Name)

(Signature of Stockholder)
Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Please Detach Here
You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope